PRINCIPAL UNDERWRITER’S AGREEMENT

JV ANNUITY PRODUCTS (All-Star)

Effective: April 1, 2002

THIS PRINCIPAL UNDERWRITER’S AGREEMENT is entered into by and among Sun Life Assurance Company of Canada (U.S.) (Sun Life (U.S.)), a Delaware corporation, and Clarendon Insurance Agency Inc. (Clarendon), a Massachusetts corporation.

WITNESSETH

WHEREAS,  Sun Life (U.S.) proposes to issue and offer for sale certain insurance and annuity contracts as designated by Sun Life (U.S.) from time to time (the Plans), which are deemed to be securities under the Securities Act of 1933, as amended; and

WHEREAS, Clarendon is registered as a broker-dealer with the Securities and Exchange Commission (the SEC) under the Securities Exchange Act of 1934, as amended (the 1934 Act), and is a member of the National Association of Securities Dealers, Inc. (the NASD); and

WHEREAS,  Clarendon agrees to serve as the principal underwriter/general distributor with respect to the Plans for securities law purposes in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by all parties, the parties hereto agree as follows:

I. The Plans

A.	Type of plans

The Plans issued by Sun Life (U.S.) to which this Agreement applies as of the Effective Date are the All-Star variable annuity product.  From time to time, Sun Life (U.S.) may change, add, or delete the Plans to which this Agreement applies.

B.	Suspension/Restriction

Sun Life (U.S.) may, at its sole discretion, suspend or restrict in any manner the sale or method of distribution of all or any of the Plans, including sales by all or any individuals licensed to sell Sun Life (U.S.)’s products.  If any suspension or restriction is required by any regulatory authority having appropriate jurisdiction, written notice shall be given to Clarendon immediately upon receipt by Sun Life (U.S.) of notice of such required suspension or restriction.

II. Distribution of the Plans

A.  Distribution Agreements

As the principal underwriter, Clarendon will distribute the Plans pursuant to distribution agreements with financial intermediaries (collectively referred to as Distribution Agreements).  All Distribution Agreements shall be subject to approval by Sun Life (U.S.).  Sun Life (U.S.), on behalf of Clarendon as the principal underwriter, shall retain copies of all executed Distribution Agreements and all correspondence, memoranda and other documents relating to the Distribution Agreements.

B. Appointment and Termination of Representatives

(1)  The Distribution Agreements shall provide for the appointment, as insurance agent, by Sun Life (U.S.) of the financial intermediaries and their individual representatives.  Sun Life (U.S.) reserves the right to terminate any and all such appointments.

(2) All appointments and dismissals of individuals as representatives of Sun Life (U.S.) shall be subject to all applicable laws, rules and regulations and to such written instructions and rules as Sun Life (U.S.) may establish from time to time.

C.  Payment of Commissions to Representatives

Unless otherwise agreed, all commission payments required to be made pursuant to the Distribution Agreements shall be made by Sun Life (U.S.), on behalf of Clarendon as principal underwriter, directly to the parties entitled thereto.

D.  Sales Material and Other Documents

(1)  Clarendon’s Responsibilities

Clarendon shall be responsible for filing all sales and advertising material for the Plans with the NASD, when applicable.

(2)  Sun Life (U.S.)’s Responsibilities

Sun Life (U.S.) shall make available to Clarendon, as necessary, Plan prospectuses, applications and sales and advertising material.
Sun Life (U.S.) shall be responsible for the approval of sales and advertising material if required by state and other local insurance regulatory authorities.

(3)  Sun Life ( U.S.)’s Right to Approve

Sun Life (U.S.) shall have the right to review and approve or disapprove all sales and advertising material to be used for the Plans.

III.  Supervision of Sun Life (U.S.) Associated Persons

Clarendon has and assumes full responsibility (including training, supervision and control) for the securities activities of all persons associated with Sun Life (U.S.) in connection with the distribution, offer and sale of the Plans, as contemplated by the 1934 Act.

IV.   Administration of the Plans

In its capacity as principal underwriter, Clarendon shall be responsible for the timely and proper performance of such administrative functions as may be delegated to it from time to time by Sun Life (U.S.).  Clarendon shall perform all such functions in accordance with such administrative standards, practices and procedures as may be established from time to time by Sun Life (U.S.).

V. Expense Reimbursement

Sun Life (U.S.) shall reimburse Clarendon for expenses incurred by Clarendon as the principal underwriter of the Plans, including: (a) all necessary examination and registration fees and other expenses of any type incurred by Clarendon with respect to the registration with the NASD of individuals employed by or otherwise associated with Sun Life (U.S.); (b) all necessary training and continuing education expenses incurred by Clarendon with respect to NASD-registered individuals who are employed by or otherwise associated with Sun Life (U.S.); and (c) all filing fees incurred by Clarendon with respect to the filing with the NASD of sales and advertising material for the Plans. Within thirty (30) days after the end of each quarter, Clarendon will submit to Sun Life (U.S.) a detailed written statement of the reimbursements due from Sun Life (U.S.) to Clarendon in the preceding quarter, including reimbursements not included in any previous statements, and any balance payable as shown in such statement shall be paid within thirty (30) days following receipt of such written statement by Sun Life (U.S.).

VI.  Books and Records

A. Ownership of Business Records

Sun Life (U.S.) shall own all Plan records, tax records, payments records, Plan descriptions, appointment records, representative’s lists and other similar Plan records maintained by Clarendon, either on paper or in machine-readable form, pertaining to the duties and responsibilities of Clarendon under or otherwise created in connection with this Agreement.  Such records shall be delivered to Sun Life (U.S.) promptly after its reasonable request therefor.  Clarendon will maintain all records and accounts in accordance with Sun Life (U.S.)’s standards or requirements, as communicated from time to time by Sun Life (U.S.), or otherwise in accordance with generally accepted industry procedures.  At Sun Life (U.S.)’s reasonable request, Clarendon will make any such records available to Sun Life (U.S.)’s  auditors or to any governmental authority having jurisdiction over Sun Life (U.S.); but all such records shall, otherwise, be the sole and exclusive property of Sun Life (U.S.) and shall constitute proprietary and confidential matter, whether or not identified as such.

Notwithstanding the foregoing, Sun Life (U.S.), as agent for Clarendon, shall confirm to each applicant for, and purchaser of, an SEC-registered Plan, in accordance with Rule 10b-10 under the 1934 Act acceptance of premiums and such other transactions as are required by Rule 10b-10 or administrative interpretations thereunder.  Sun Life (U.S.) shall maintain and preserve books and records with respect to such confirmations in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act to the extent such requirements apply.  The books, accounts and records of Sun Life (U.S.), Clarendon, the SEC-registered Plans and as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions.  Sun Life (U.S.) shall maintain, as agent for Clarendon, such books and records of Clarendon pertaining to the distribution and servicing of the Plans and required by the 1934 Act as may be mutually agreed upon by them, including but not limited to maintaining a record of selling firms and of the payment of commissions and other payments or service fees to selling firms.  In addition, Sun Life (U.S.), as agent for Clarendon, shall maintain and preserve such additional accounts, books and other record as are required of Clarendon by the 1934 Act.  Sun Life (U.S.) shall maintain all such books and records and hold such books and records on behalf of and as agent for Clarendon whose property they are and shall remain, and acknowledges that such books and records are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act, NASD, and all other regulatory bodies having jurisdiction.

B.  Audit Rights

(a)
Clarendon shall furnish the domestic insurance regulator of Sun Life (U.S.) with any information or reports in connection with any of the services provided hereunder which the applicable regulator may require of Sun Life (U.S.).

(b)
Sun Life (U.S.) shall have access to the books and records of Clarendon during regular business hours and shall have the right to examine and audit the books and records pertaining to the business operations serviced under this Agreement.

In addition to the foregoing, Sun Life (U.S.) may audit Clarendon, at Sun Life (U.S.)’s sole expense and upon reasonable notice, to ensure that security controls and operational management procedures are in place as required by this Agreement.  Clarendon will also make available to Sun Life (U.S.), upon written notice, copies of any external audit reports produced for Clarendon with respect to the services provided under this Agreement.  Clarendon acknowledges that the Superintendent of Financial Institutions of Canada (the "Canadian Superintendent") may find it necessary to have Sun Life (U.S.)’s material outsourcing arrangements reviewed, examined or caused to be examined.  Accordingly, Clarendon undertakes and agrees as follows:

(i)	The Canadian Superintendent may exercise the right of Sun Life (U.S.) relating to audit and inspection rights and monitoring procedures; and

(ii)
The Canadian Superintendent may have access to and make copies of any internal audit reports and associated working papers and recommendations prepared for or by Clarendon in respect of services being performed for Sun Life (U.S.), subject to the Canadian Superintendent agreeing to sign appropriate confidentiality documentation in form and content satisfactory to Clarendon.

Clarendon will use commercially reasonable best efforts to seek the consent of its external auditor for the release to the Canadian Superintendent of any findings in the external audit of Clarendon (and associated working papers and recommendations) that addresses the services being performed for Sun Life (U.S.), subject to the Canadian Superintendent agreeing to sign appropriate confidentiality documentation in form and content satisfactory to Clarendon.

VII. Other Provisions

A. Approval of Practices and Procedures

Sun Life (U.S.) shall have the right to review and suggest revisions to the standards, practices and procedures utilized by Clarendon in fulfilling its obligations under this Agreement.  Sun Life (U.S.) reserves the right, from time to time, to prescribe reasonable rules and regulations respecting the conduct of the business covered hereby, as relates to the Plans.

B. Complaints
1.  After recording a customer complaint received by Clarendon in the appropriate customer complaint file, Clarendon shall immediately forward to Sun Life (U.S.) any complaints received relating to the Plans, including any notice or complaint which alleges activity or omission by a representative, broker-dealer, or other person appointed on behalf of Sun Life (U.S.) under this Agreement.  All such complaints shall be reflected as appropriate in records and reports filed with the NASD by Clarendon.

2.  In the case of complaints or inquiries relating to the Plans distributed pursuant to the Distribution Agreements, Sun Life (U.S.) may consult with Clarendon, as applicable, before responding and thereafter may respond directly or request Clarendon to investigate and/or respond to such complaints or inquiries.  In such instances, Clarendon, as appropriate, shall promptly forward to Sun Life (U.S.) copies of all documents and other material relating to such investigations and/or responses.  Whichever party to this Agreement responds, it is expressly acknowledged and agreed that the complaint resolution process shall confirm to the “fair dealing” standards established by the NASD.

C.    Limitations and Authority

Clarendon shall have authority only as expressly granted in this Agreement.  No party to this Agreement shall enter into any proceeding in a court of law or before a regulatory agency in the name of any other party, without the express written consent of that party.  If any legal or administrative proceedings are commenced against any party arising out of the obligations, duties or services performed under this Agreement by any third party or any federal, state or other governmental or regulatory authority, that party, as the case may be, shall immediately notify the other parties of this fact.

D.  Waiver

Failure of any party to insist upon strict compliance with any of the conditions or provisions of this Agreement shall not be construed as a waiver of any of such conditions or provision; and this Agreement shall remain in full force and effect.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

E. Fidelity Bond

Clarendon will maintain whatever fidelity bond as may be required by Sun Life (U.S.), and such bond shall be of a type and amount and issued by a reputable company, satisfactory to Sun Life (U.S.).

F.  Binding Effect; Entire Agreement

This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns.  This Agreement constitutes the sole and entire understanding of the parties with respect to the services to be provided with respect to the Plans and supersedes all prior oral or written agreements between or among the parties with respect to the services contemplated by this Agreement.

G.  Notices
All notices, requests, demands and other communication under this Agreement shall be in writing, and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or as of  the date of mailing, if sent by First Class Mail, Registered or Certified, postage prepaid and promptly addressed as follows:

TO SUN LIFE (U.S.):
Sun Life Assurance Company of Canada (U.S.)
One Sun Life Executive Park
Wellesley Hills, MA 02481
Attention: Secretary

TO CLARENDON:
Clarendon Insurance Agency Inc.
One Sun Life Executive Park
Wellesley Hills, MA 02481
Attention: Secretary

H. Governing Law

This Agreement shall be governed by a construed in accordance with the laws of the Commonwealth of Massachusetts.

I. Compliance

All parties agree to observe and comply with all applicable federal, state and local laws, rules and regulations in the performance of this Agreement.

J. Termination
This Agreement may be terminated by either party upon thirty (30) days prior written notice to the other party, or upon immediate written notice to the other party in the event of a breach of any provision of this Agreement.

IN WITNESS WHEREOF, each of the undersigned parties has executed this Agreement, by its duly authorized officers, to be effective this 1st day of April, 2002.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

________________________________
For the President

________________________________
For the Secretary

CLARENDON INSURANCE AGENCY, INC.

By:           ________________________________

Name:                      ________________________________

Title:                      ________________________________

By:           _______________________________

Name:                      _______________________________

Title:                      _______________________________

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